EXHIBIT 23

                  CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Food Lion, Inc. on Form S-8 (File Nos. 33-18796 and 33-18797) and Form S-3 (File No. 33-40457) of our report dated February 9, 1994, except for Note 14, as to which the date is March 24, 1994, on our audits of the financial statements and financial statement schedules of Food Lion, Inc. as of January 1, 1994, and January 2, 1993, and for the fiscal years ended January 1, 1994, January 2, 1993 and December 28, 1991, which report is included in this Annual Report on Form 10-K.



                                                   COOPERS & LYBRAND

Charlotte, North Carolina
March 29, 1994